UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2007

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-50399

(Commission File Number)

86-1066675

(IRS Employer Identification No.)

One East Liberty Street, Sixth Floor, Suite 9, Reno, Nevada 89504

(Address of principal executive offices and Zip Code)

(775) 686-6081

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 23, 2007, Battle Mountain received a loan from Royal Gold, Inc. in the amount of $13,914,552.39, of which $4,464,552.39 was paid, on Battle Mountain's behalf, to Macquarie Bank Limited and $9,450,000 was placed under escrow. On March 28, 2007, Battle Mountain entered into a Bridge Finance Facility Agreement with Royal Gold ("Facility Agreement") pursuant to which Battle Mountain will be able to borrow up to $20 million in bridge financing to satisfy debt obligations and to finance royalty acquisitions. The promissory note Battle Mountain issued to Royal Gold in connection with the $13,914,552.39 loan was superseded by a secured promissory note issued pursuant to the Facility Agreement, with the loan constituting an advance under the Facility Agreement. Amounts outstanding under the bridge facility will be convertible at any time into Battle Mountain common stock at Royal Gold’s election, at $0.60 per share. The bridge facility will mature on March 28, 2008. The maximum amount of availability under the bridge facility will be reduced to $15 million in the event Battle Mountain does not acquire an identified royalty interest. Interest on advances will accrue the LIBOR Rate plus 3%

per annum. To secure their obligations under the bridge facility, Battle Mountain and its subsidiary, BMGX (Barbados) Corporation, have granted to Royal Gold a security interest in most of their respective assets and Battle Mountain has pledged to Royal Gold its equity interests in its subsidiaries.

As previously disclosed on Battle Mountain's Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on March 7, 2007, Battle Mountain accepted Royal Gold's proposal to acquire 100% of the fully diluted shares of Battle Mountain for approximately 1.57 million shares of Royal Gold common stock in a merger transaction.  The proposal is subject to satisfactory completion of due diligence, definitive documentation, and receipt of a fairness opinion satisfactory to Royal Gold’s Board of Directors, among other conditions.

Item 2.01 Completion of Acquisition of Assets

On March 28, 2007 Battle Mountain completed the acquisition of the 2% Net Smelter Royalty (“NSR”) on all of the gold and silver production from Minfinders Corporation Limited’s (Minefinders) Dolores Mine in Chihuahua, Mexico. This acquisition complements Battle Mountain’s existing 1.25 % NSR on the gold production from the Dolores Mine.

The acquisition cost of the Dolores 2% NSR, of $9.45 million and a concurrent pay down of the Macquarie Bridge Facility (principal and accrued interest of $4.464 million) was financed by the $13.9 million bridge facility from Royal Gold.

Item 3.02 Unregistered Sales of Equity Securities

On March 27, 2007, we issued 2,888,888 common shares in a private placement raising gross proceeds of $1.3 million. Each common share was issued at a purchase price of $0.45. We issued the common shares to 4 non U.S. persons (as that term is defined in Regulation S promulgated under the Securities Act of 1933) relying on the exemption from registration provided by Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

10.1        Bridge Finance Facility Agreement between Battle Mountain Gold Exploration Corp., BMGX (Barbados) Corporation and Royal Gold, Inc. dated March 28, 2007.

10.2        Promissory Note with Royal Gold, Inc., dated March 28, 2007.

10.3        Closing Security Agreement made by Battle Mountain Gold Exploration Corp. in favor of Royal Gold, Inc., dated March 28, 2007.

99.1        News Release dated April 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTLE MOUNTAIN GOLD EXPLORATION CORP.

By: /s/ Mark Kucher

/s/ Mark Kucher

Mark Kucher

President and Chief Executive Officer

Date: April 2, 2007

CW1131002.1